Exhibit 99.1

Adverum Biotechnologies Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Phase 2 LUNA Trial Update

-Full enrollment of the LUNA trial anticipated in the second half of 2023-

-LUNA 14-week data including initial aflibercept levels anticipated in the third quarter 2023-

-LUNA preliminary efficacy and safety data anticipated in the fourth quarter of 2023-

-Cash runway into 2025 -

REDWOOD CITY, Calif., Mar. 30, 2023 -- Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases, today reported financial results for the fourth quarter and full year ended December 31, 2022 and provided an update on its ongoing Phase 2 LUNA trial evaluating ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022) for the treatment of wet age-related macular degeneration (wet AMD).

“Our Phase 2 LUNA trial continues to enroll, and we are pleased with the enthusiasm from investigators and progress in the number of participants screened for the trial to date,” stated Laurent Fischer, M.D., president and chief executive officer of Adverum Biotechnologies. “We expect to complete the LUNA study enrollment in the second half of 2023 and are engaging with European health authorities in anticipation of enrolling LUNA subjects in Europe, in addition to the U.S. clinical trial sites. We also plan to provide interim datasets for a percentage of participants in the LUNA study at 14 weeks, including aflibercept protein levels, in the third quarter of 2023, as well as preliminary efficacy and safety data in the fourth quarter of 2023.”
"The long-term efficacy and safety profile after a single intravitreal (IVT) injection of Ixo-vec, beyond two years in the 2x10^11 vg/eye dose in OPTIC extension subjects is remarkable. I am excited to have enrolled my first subject in the Phase 2 LUNA trial. The 2x10^11 and 6x10^10 doses of Ixo-vec are being evaluated with enhanced corticosteroid prophylaxis so the subjects can benefit from the efficacy of a single IVT injection of Ixo-vec while minimizing the risk of inflammation," said Arshad M. Khanani M.D., M.A., managing partner and director of clinical research, Sierra Eye Associates, member of Adverum’s Scientific Advisory Board, and lead principal investigator in the Phase 2 LUNA trial.

Recent Highlights
•The Phase 2 LUNA trial evaluating Ixo-vec in subjects with wet AMD continues to enroll. Up to 72 participants will be randomized equally across two doses, the 2x10^11 (2E11) vg/eye dose and a new, lower 6x10^10 (6E10) vg/eye dose. Four prophylactic corticosteroid regimens will be studied that cover the period of peak immunogenicity observed in non-clinical studies and in the Phase 1 OPTIC study. Specific regimens being evaluated include 22 weeks of a tapered regimen of topical difluprednate (Durezol®), a single administration of IVT dexamethasone (Ozurdex®), and a combination of either topical Durezol® or IVT Ozurdex® with up to 10 weeks of a tapered regimen of oral prednisone, with the aim of establishing a prophylactic regimen with minimal need for inflammation management post prophylaxis.
•In November 2022, Adverum presented end-of-study results from its Phase 1 OPTIC trial of Ixo-vec across the 6x10^11 (6E11) and 2E11 doses in wet AMD at The Retina Society Annual Meeting. New data presented included final two-year efficacy and safety analyses, including reduction in annualized anti-VEGF injections, clinically relevant and stable aflibercept protein levels and maintenance to improvement of mean best-corrected visual acuity (BCVA) and mean central subfield thickness (CST).
◦Ixo-vec was generally well tolerated with dose-dependent inflammation that was responsive to topical corticosteroids.
◦All participants dosed at 2E11 were inflammation-free and did not require corticosteroids to treat inflammation at the end of the study.
◦OPTIC trial participants had an 80% - 98% reduction in annualized anti-VEGF injections and continuous therapeutic aflibercept protein levels, demonstrated through three years in extension study participants.
◦80% and 53% of participants were supplemental injection-free over two years for the 6E11 and 2E11 dose groups, respectively.
◦Mean BVCA and mean CST were maintained to improved through at least two years at both doses.
Anticipated Phase 2 LUNA Trial 2023 Milestones
•2H 2023 – Anticipate full enrollment of the Phase 2 LUNA trial
•Q3 2023 – Anticipate LUNA 14-week data including aflibercept levels for a percentage of cohort
•Q4 2023 – Anticipate LUNA preliminary efficacy and safety data
Financial Results for the Three Months Ended December 31, 2022
•Cash, cash equivalents and short-term investments were $185.6 million as of December 31, 2022, compared to $203.3 million as of September 30, 2022, and $305.2 million as of December 31, 2021. Adverum expects cash, cash equivalents and short-term investments to fund operations into 2025.
•Research and development expenses were $22.2 million for the three months ended December 31, 2022, compared to $22.5 million for the same period in 2021. Research and development expenses decreased slightly due to lower consultant, outside R&D services, compensation expenses following restructuring, and facilities related expenses, partially offset by higher clinical trial related expense driven by LUNA. Stock-based compensation expense included in research and development expenses was $1.9 million for the fourth quarter of 2022.
•General and administrative expenses were $11.7 million for the three months ended December 31, 2022, compared to $11.9 million for the same period in 2021. General and administrative expenses remained relatively flat. Stock-based compensation expense included in general and administrative expenses was $3.3 million for the fourth quarter of 2022.
•Net loss was $32.7 million, or $0.33 per basic and diluted share, for the three months ended December 31, 2022, compared to $34.4 million, or $0.35 per basic and diluted share, for the same period in 2021.

About Wet Age-Related Macular Degeneration
Wet AMD, also known as neovascular AMD or nAMD, is an advanced form of AMD affecting approximately 10% of patients living with AMD. Wet AMD is a leading cause of blindness in people over 65 years of age, with approximately 20 million individuals worldwide living with this condition. New cases of wet AMD are expected to grow significantly worldwide as populations age. AMD is expected to impact 288 million people worldwide by 2040, with wet AMD accounting for approximately 10% of those cases.

About Ixo-Vec in Wet AMD
Adverum is developing ixoberogene soroparvovec (Ixo-vec), its clinical-stage gene therapy product candidate, for the treatment of wet AMD. Ixo-vec utilizes a proprietary vector capsid, AAV.7m8, carrying an aflibercept coding sequence under the control of a proprietary expression cassette. Unlike other ophthalmic gene therapies that require surgery to administer the gene therapy under the retina (sub-retinal approach), Ixo-vec is designed to be administered as a one-time IVT injection in the physician’s office, deliver long-term efficacy, reduce the burden of frequent anti-vascular endothelial growth factor (VEGF) injections, optimize patient compliance and improve vision outcomes for patients with wet AMD. In recognition of the need for new treatment options for wet AMD, the U.S. Food and Drug Administration granted Fast Track designation for Ixo-vec for the treatment of wet AMD. Ixo-vec also received PRIME designation from the European Medicines Agency.

About LUNA Trial of Ixo-vec in Wet AMD Updates
The LUNA trial is a double-masked, randomized, Phase 2 trial being conducted at approximately 40 sites in the U.S. and Europe. LUNA will evaluate Ixo-vec in subjects with wet AMD who are 50 years or older and have demonstrated a response to anti-VEGF treatment. Up to 72 subjects will be randomized equally between the previously evaluated 2E11 Ixo-vec dose and a new, lower 6E10 dose. Four prophylactic steroid regimens will be studied with the aim of establishing a prophylactic corticosteroid regimen with minimal need for inflammation management post prophylaxis. Prophylactic regimens being evaluated include 22 weeks of a tapered regimen of topical difluprednate (Durezol®), a single administration of IVT dexamethasone (Ozurdex®), and a combination of either topical Durezol® or IVT Ozurdex® with up to 10 weeks of a tapered regimen of oral prednisone, with the aim of establishing a prophylactic regimen with minimal need for inflammation management post prophylaxis. All four prophylactic corticosteroid regimens in LUNA cover the period of peak immunogenicity observed in non-clinical studies and in the Phase 1 OPTIC study.

The LUNA trial primary endpoints are mean change in best corrected visual acuity (BCVA) from baseline to one year as well as the incidence and severity of adverse events. Key secondary endpoints in LUNA include the mean change in central subfield thickness (CST) from baseline to one year and assessing the effectiveness of prophylactic steroid regimens on minimizing inflammation. Additionally, LUNA will assess aflibercept protein levels starting at Week 14 and include an interim analysis at Week 26. Study participants will have the option to enroll in a long-term extension study.

About Adverum Biotechnologies
Adverum Biotechnologies (NASDAQ: ADVM) is a clinical-stage company that aims to establish gene therapy as a new standard of care for highly prevalent ocular diseases with the aspiration of developing functional cures to restore vision and prevent blindness. Leveraging the capabilities of its proprietary intravitreal (IVT) platform, Adverum is developing durable, single-administration therapies, designed to be delivered in physicians’ offices, to eliminate the need for frequent ocular injections to treat these diseases. Adverum is evaluating its novel gene therapy candidate, ixoberogene soroparvovec (Ixo-vec, formerly referred to as ADVM-022), as a one-time, IVT injection for patients with neovascular or wet age-related macular degeneration. By overcoming the challenges associated with current treatment paradigms for debilitating ocular diseases, Adverum aspires to transform the standard of care, preserve vision, and create a profound societal impact around the globe. For more information, please visit www.adverum.com.

Forward-looking Statements

Statements contained in this press release regarding events or results that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements regarding the potential benefits of Ixo-vec, effectiveness of the prophylactic corticosteroid regimens, the timing of LUNA enrollment, screening patients in Europe, the timing of preliminary data from the LUNA trial, as well as cash runway to fund operations into 2025. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including risks inherent to, without limitation: Adverum’s novel technology, which makes it difficult to predict the timing of commencement and completion of clinical trials; regulatory uncertainties; enrollment uncertainties; the results of early clinical trials not always being predictive of future clinical trials and results; and the potential for future complications or side effects in connection with use of Ixo-vec. Additional risks and uncertainties facing Adverum are set forth under the caption “Risk Factors” and elsewhere in Adverum’s Securities and Exchange Commission (SEC) filings and reports, including Adverum’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, and future filings and reports by Adverum, including Adverum’s Annual Report on Form 10-K for the year ended December 31, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Corporate, Investor and Media Inquiries

Anand Reddi
Vice President, Head of Corporate Strategy, External Affairs and Engagement
Adverum Biotechnologies, Inc.
T: 650-649-1358
E: areddi@adverum.com

Adverum Biotechnologies, Inc.
Consolidated Balance Sheets
(In thousands)

	December 31 2022	December 31 2021
	(Unaudited)	*(1)*
Assets		
Current assets:		
Cash and cash equivalents	$ 68,431	$ 34,195
Short-term investments	117,158	270,993
Lease incentive receivable	-	5,709
Prepaid expenses and other current assets	5,006	6,248
Total current assets	190,595	317,145
Property and equipment, net	34,927	33,060
Operating lease right-of-use asset	78,934	86,000
Restricted cash	2,503	2,503
Deferred rent receivable	-	769
Deposit and other long-term assets	1,413	250
Total assets	$ 308,372	$ 439,727
Liabilities and stockholders' equity		
Current liabilities:		
Accounts payable	$ 2,238	$ 1,387
Lease liability, current portion	13,241	1,886
Accrued expenses and other current liabilities	16,767	18,047
Total current liabilities	32,246	21,320
Lease liability, net of current portion	93,561	101,108
Other noncurrent liabilities	1,047	1,114
Total liabilities	126,854	123,542
Stockholders' equity:		
Common stock	10	10
Additional paid-in capital	985,651	964,965
Accumulated other comprehensive loss	(1,531)	(714)
Accumulated deficit	(802,612)	(648,076)
Total stockholders' equity	181,518	316,185
Total liabilities and stockholders' equity	$ 308,372	$ 439,727

(1) Derived from Adverum's annual audited consolidated financial statements.